                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              SHOPKO STORES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                                 [SHOPKO LOGO]

                              SHOPKO STORES, INC.

                 NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 24, 2000

TO THE SHAREHOLDERS OF SHOPKO STORES, INC.:

   Notice is hereby given that the Annual Meeting of Shareholders of ShopKo Stores, Inc. will be held on Wednesday, May 24, 2000 at 10:00 a.m., local time, at the Radisson Inn, 2040 Airport Drive, Green Bay, Wisconsin, for the following purposes:

     1) To elect two directors of the Company to serve for three-year terms;

     2) To ratify the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending February 3, 2001;

     3) To approve the ShopKo Stores, Inc. 2000 Executive Long-Term Incentive Plan; and

     4) To transact such other business as may properly come before the meeting.

   Shareholders of record at the close of business on March 31, 2000 are entitled to one vote for each share held of record at that time.

   IMPORTANT: We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy.

   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. It is important that all shareholders execute, date and return the proxy, utilizing the enclosed envelope to which no postage need be affixed if mailed in the United States.

                                          By Order of the Board of Directors

                                          Richard D. Schepp
                                          Secretary

April 17, 2000

                              SHOPKO STORES, INC.

                                700 PILGRIM WAY
                                P.O. BOX 19060
                        GREEN BAY, WISCONSIN 54307-9060

                                PROXY STATEMENT

   This proxy statement is furnished for solicitation by the Board of Directors of ShopKo Stores, Inc. (the "Company") of proxies in the enclosed form from holders of Common Stock to be voted at the Annual Meeting of Shareholders ("Annual Meeting") to be held on May 24, 2000 at 10:00 a.m., Green Bay time, at the Radisson Inn, 2040 Airport Drive, Green Bay, Wisconsin, and at any adjournment of that meeting.

   A shareholder may revoke his or her proxy at any time before it is voted by written notice to the Secretary, or by filing with the Secretary another proxy bearing a later date, or by appearing and voting at the meeting. All proxies which are not so revoked will be voted in accordance with the terms thereof. Unless otherwise indicated, all proxies will be voted for the individuals nominated to serve as directors, for approval of the 2000 Executive Long-Term Incentive Plan, and for ratification of the appointment of the independent auditors. The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, or if any of the persons named to serve as directors or as auditors should decline or be unable to serve, the persons named in the proxy will vote on the same in their discretion.

   This proxy statement and accompanying form of proxy will be first mailed or given to shareholders on or about April 17, 2000.

   The Company's Common Stock, $0.01 par value ("Common Stock"), is the only class of capital stock currently outstanding, and only the holders of Common Stock of record at the close of business on March 31, 2000 are entitled to vote at the meeting. Each shareholder is entitled to one vote for each share held of record on each proposal being voted upon. As of the record date, 29,585,050 shares of Common Stock are eligible to vote at the meeting. A majority of the shares entitled to vote constitutes a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the quorum. Abstentions and broker non-votes will not be counted as voting on any matter at the Annual Meeting.

                                    ITEM 1

                             ELECTION OF DIRECTORS

   On August 16, 1999, James L. Reinertsen, M.D. resigned from the Company's Board of Directors. At that time, John G. Turner was elected to the Board for a term expiring at the 2001 Annual Meeting of Shareholders.

   Pursuant to the Company's Articles of Incorporation, the Board is divided into three classes with the number of directors to be divided as equally as possible among the three classes. Directors are elected for staggered terms of three years. Jack W. Eugster and Stephen E. Watson are nominated to serve three-year terms expiring at the 2003 Annual Meeting of Shareholders.

Vote Requirement to Elect Nominees; Board Recommendation

   Directors are elected by a plurality of the votes cast by holders of the Common Stock entitled to vote at a meeting at which a quorum is present. In other words, the two directors who receive the largest number of votes will be elected as directors. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast.

   The Board recommends a vote FOR these nominees. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote for the election of these nominees. The Board is informed that Messrs. Eugster and Watson are willing to serve as directors. If, however, they are unable to serve or for good cause will not serve, the proxy may be voted for such other person or persons as the proxies shall, in their discretion, determine.

   Set forth below is certain information, as of January 29, 2000, concerning Messrs. Eugster, Watson and the five directors of the Company whose terms of office will continue after the Annual Meeting:

                           Nominees for Election as
                        Directors for Terms Expiring at
                          the Annual Meeting in 2003

Jack W. Eugster; 54; director of the Company since September, 1991; he has been the Chairman, President and Chief Executive Officer of Musicland Stores Corporation, a retail music and home video company, since 1986. Mr. Eugster is also a director of Donaldson Co., and Jostens, Inc.

Stephen E. Watson; 55; director of the Company since July, 1997; President,
 Chief Executive Officer of Gander Mountain, L.L.C., a private specialty retailer of outdoor recreational equipment and clothing, since November, 1997; he held various executive officer positions with Dayton-Hudson Corporation and its corporate predecessors from 1972 until his retirement in March, 1996, including President, Chairman/Chief Executive Officer of the Department Store Division and member of the Board of Directors from 1991 until March, 1996.

                        Directors Whose Terms Expire at
                          the Annual Meeting in 2001

Jeffrey C. Girard; 51; director of the Company since June, 1991; President of
 Girard & Co. of Minneapolis, Minnesota, a private consulting company, and from 1997 to 1999 was an Adjunct Professor at the Carlson School of Management, University of Minnesota; Executive Vice President and Chief Financial Officer of Supervalu, Inc. from October, 1992 to July, 1997; prior thereto, he held the positions of Executive Vice President, Chief Financial Officer and Treasurer of Supermarkets General Holdings Corporation (a supermarket company not affiliated with the Company) and Senior Vice President and Chief Financial Officer of Supervalu. Mr. Girard is also a director of ProVantage Health Services, Inc. ("ProVantage"), a subsidiary of the Company.

Dale P. Kramer; 60; director of the Company since August, 1991; Chairman of the Board from July, 1997 to March, 2000; President and Chief Executive Officer of the Company from February, 1991 to March, 1999; prior thereto, he served as the Company's Executive Vice President from April, 1983 to February, 1986 and as its Executive Vice President and Chief Operating Officer from February, 1986 to February, 1991. Mr. Kramer was employed by the Company in various other positions since 1971. Mr. Kramer is also a director of ProVantage.

John G. Turner; 60; director of the Company since August, 1999; Chairman and
 Chief Executive Officer of ReliaStar Financial Corp. since 1993. He has held numerous executive offices within Reliastar and its corporate predecessors, The NWNL Companies, Inc. and Northwestern National Life Insurance Company, since 1967. Mr. Turner is also a director of ReliaStar Financial Corp. and Hormel Foods Corporation.

                        Directors Whose Terms Expire at
                          the Annual Meeting in 2002

William J. Podany; 53; director of the Company since July, 1997; Chairman of the Board since March, 2000; and President and Chief Executive Officer of the Company since March, 1999. He was President and Chief Operating Officer of ShopKo's retail stores from November, 1997 to March, 1999, and was Executive Vice President of the Company from November, 1994 to March, 1999. From 1992 to 1994, Mr. Podany was Executive Vice President--Merchandise of Carter Hawley Hale, a federation of four department store chains. He has held senior merchandising executive officer positions with Allied Stores, May Department Stores and Carter Hawley Hale since 1978. Mr. Podany is also a director of ProVantage.

Gregory H. Wolf; 43; director of the Company since November, 1998; Chairman and Chief Executive Officer of nextHR.com since January, 2000. nextHR.com is an application service provider of human resource asset management services. He was previously an officer of Humana, Inc; a provider of managed healthcare products and services, from October, 1995 to August, 1999, having first served as Senior Vice President of Sales and Marketing; as Chief Operating Officer from July 1996 to September, 1996; President from September, 1996 through November, 1997; and President, Chief Executive Officer and Director since December, 1997. Prior to joining Humana, Mr. Wolf had been employed by EMPHESYS Financial Group, Inc. and its affiliates since 1988, where he most recently served as President. In October, 1995, EMPHESYS was acquired by Humana. Mr. Wolf is also a director of ProVantage, Insystems Technologies and Shreyer Honors College and Institute for Innovation and Learning and a National Trustee for the Boys and Girls Clubs of America.

Board of Directors Meetings and Committees

   The Board of Directors held ten meetings in the fiscal year ended January 29, 2000. Each incumbent director participated in 75 percent or more of the total number of the meetings of the Board and those of the committees of which such director is a member.

   The Board has two standing committees: the Compensation and Stock Option Committee and the Audit Committee. The Board does not have a standing nominating committee.

   The Compensation and Stock Option Committee is currently comprised of Messrs. Eugster (Chairman) and Watson. The duties of the Compensation and Stock Option Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation and Stock Option Committee has the authority to administer the Company's employee stock option and stock incentive plans. In addition, the Compensation and Stock Option Committee reviews the President's recommendations on (i) compensation of all corporate officers, (ii) granting of awards under the Company's compensation and benefit plans and (iii) adopting and changing major corporate compensation policies and practices, and reports its actions and recommendations to the full Board of Directors. The Compensation and Stock Option Committee met two times in the fiscal year ended January 29, 2000.

   The Audit Committee is currently comprised of Messrs. Girard (Chairman) and Watson. The duties of the Audit Committee are to oversee the actions of the Company toward: (i) maintaining the reliability and integrity of the Company's accounting policies and financial reporting and disclosure practices; (ii) establishment and maintenance of processes to assure that an adequate system of internal control is functioning within the Company; (iii) establishment and maintenance of processes to assure compliance by the Company with applicable laws and regulations; and (iv) overseeing the Company's relations with the independent public accountants. The Audit Committee met two times in the fiscal year ended January 29, 2000.

Director Compensation

   Each director who is not an employee of the Company receives an annual retainer fee of $25,000, a fee of $1,000 for each board meeting in which the director participates, and a fee of $1,000 for each committee meeting in which the director participates, if such committee meeting is not held on the same day as a board meeting. Non-employee chairpersons of the Board's committees receive an additional $2,000 annual retainer fee. The Company reimburses all non-employee directors for travel and related expenses incurred in connection with Board and committee meetings.

   The Company's 1991 Stock Option Plan, 1995 Stock Option Plan, as amended, and 1998 Stock Incentive Plan authorize various stock incentive awards to non-employee directors. Messrs. Eugster, Girard, Reinertsen, Wolf and Watson were granted options to purchase 2,000 shares of common Stock at $35.1250 per share on May 26, 1999. Additionally, on August 16, 1999, Mr. Turner was granted an option to purchase 4,762 shares of common Stock at $32.1250 per share.

   Mr. Kramer has entered into an agreement with the Company whereby Mr. Kramer provides certain consulting services to the Company. Pursuant to the agreement, the Company pays Mr. Kramer an annual fee of $130,000 (which includes fees payable to Mr. Kramer for his services as a director of the Company) and reimburses Mr. Kramer's reasonable out of pocket expenses. The agreement has a term of two years.

   The Company has adopted a deferred compensation plan for non-employee directors that allows non-employee directors to elect to defer for the next four years their annual retainers and other fees. This Plan provides that (i) the participating director must defer 100 percent (minus applicable tax withholding and social security tax) of the director's fees under the Plan;
(ii) amounts deferred under the Plan will, at the election of the participating director, earn interest either at a rate equal to 120 percent of the 120-month rolling average of 10-year U.S. Treasury Notes or at a rate equal to the rate earned under one or more equity portfolios described in the Plan; and (iii) amounts deferred under the Plan will be payable in ten equal annual installments commencing upon the earlier of the participating director's termination as a director for any reason (including death) or the participating director's reaching age 70 (extended for up to five years for a director's initial deferral under the Plan). As of January 29, 2000, no current non-employee directors have elected to participate in this Plan.

                             SECURITY OWNERSHIP OF
                           CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

   Set forth in the table below is information regarding the beneficial ownership of shares of the Common Stock by (i) each person or entity known by the Company to beneficially own 5% or more of the total number of outstanding shares of the Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and four most highly compensated executive officers other than the Chief Executive Officer, and (iv) the directors and executive officers of the Company as a group (19 persons). Except as otherwise noted, information with respect to directors and executive officers is as of January 29, 2000.

                                                     Amount and Nature
                                                       of Beneficial
Name of Beneficial Owner                             Ownership(1)(2)(3) Percent
------------------------                             ------------------ -------
Mellon Financial Corporation (4)....................     2,673,584       8.79%
 One Mellon Center
 Pittsburgh, Pennsylvania 15258

T. Rowe Price Associates, Inc. (5)..................     2,207,800        7.2%
 100 E. Pratt Street
 Baltimore, Maryland 21202

American Express Financial Corporation (6)..........     1,600,614        5.3%
 IDS Tower 10
 Minneapolis, Minnesota 55440

Dale P. Kramer (7)..................................       370,000       1.22%

Jack W. Eugster.....................................        19,897          *

Jeffrey C. Girard...................................         4,000          *

William J. Podany (7)...............................       113,000          *

John G. Turner......................................         1,400          *

Stephen E. Watson...................................         4,689          *

Gregory H. Wolf.....................................         5,000          *

Michael J. Bettiga (7)..............................        54,640          *

Roger J. Chustz (7).................................        48,000          *

Paul F. Freischlag, Jr..............................           --           *

Michael J. Hopkins (7)..............................        34,000          *

All directors and executive officers as a group (19        737,486        2.4%
 persons)...........................................

--------
   *Less than 1%
(1) Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
(2) Includes shares which may be acquired within 60 days pursuant to stock options as follows: Mr. Kramer 280,000 shares, Mr. Podany 88,000 shares, Mr. Chustz 48,000 shares, Mr. Eugster 18,897 shares, Mr. Girard 3,000 shares, Mr. Watson 4,689 shares, Mr. Hopkins 34,000 shares, Mr. Bettiga 52,240 shares and all directors and executive officers as a group, 281,908 shares.
(3) The following directors and named executive officers also beneficially own shares of ProVantage Common Stock: Mr. Kramer 8,150 shares, Mr. Girard 1,630 shares, Mr. Wolf 4,890 shares, and Mr. Bettiga 2,030 shares. Individually and in the aggregate, Company directors and executive officers own less than 1% of the outstanding ProVantage Common Stock.

(4) Based on Schedule 13G filed January 31, 2000. According to this filing, Mellon Financial Corporation has sole voting power as to 2,038,684 shares, shared voting power as to 114,800 shares, sole dispositive power as to 2,368,884 shares and shared dispositive power as to 263,700 shares.
(5) Based on Schedule 13G filed on February 8, 2000. According to this filing,
    T. Rowe Price Associates, Inc. has sole voting power with respect to 440,200 shares and sole dispositive power with respect to all 2,207,800 shares.
(6) Based on Schedule 13G filed on February 8, 2000. According to this filing, American Express Financial Corporation has shared voting power as to 1,386,295 shares and shared dispositive power as to all 1,600,614 shares.
(7) The number of shares shown with respect to the Company's executive officers does not reflect funds from their respective Profit Sharing and 401(k) Plans invested in Common Stock through the ShopKo Stock Fund. As of January 29, 2000, such executive officers' approximate ShopKo Stock Fund account balances were as follows: Mr. Kramer $204,877, Mr. Podany $63,704, Mr. Chustz $14,381, Mr. Hopkins $41,542, and Mr. Bettiga $23,038.

                      SECTION 16(a) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

   Based solely upon the Company's review of Forms 3, 4 and 5 received by it during the last fiscal year pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all of such forms were filed on a timely basis by reporting persons, with the exception of one Form 4 which was filed by Mr. Turner on November 9, 1999 and one Form 4 which was filed by Mr. Hopkins on December 27, 1999. These forms were filed within thirty (30) days of their respective due dates.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table (the "Summary Compensation Table") sets forth the compensation paid by the Company for each of the last three fiscal years to all individuals who served as the Company's Chief Executive Officer during Fiscal Year 1999 and the Company's other four most highly compensated executive officers:

                          SUMMARY COMPENSATION TABLE

                                                                       Long term
                                                                     Compensation
                                       Annual Compensation              Awards
                                  ------------------------------ -----------------------
                                                                              Securities
                                                       Other     Restricted   Underlying
                                                       Annual      Stock       Options/   All Other
        Name and                             Bonus  Compensation   Awards        SARs    Compensation
   Principal Position     Year(1) Salary($) ($)(2)     ($)(3)       ($)       (#)($)(4)     ($)(5)
------------------------  ------- --------- ------- ------------ ----------   ---------- ------------
Dale P. Kramer..........   1999    350,480  507,806    23,471         --             0      92,276(7)
 Chairman, President &     1998    627,692  753,231     2,073         --             0     613,751
 CEO (6)................   1997    592,308  720,000       699     245,625(8)   100,000     452,393

William J. Podany.......   1999    625,000  750,000         0         --       175,000      64,816(10)
 Chairman, President &     1998    523,007  523,077       145         --             0     321,102
 CEO (9)................   1997    492,308  500,000         2         --        70,000     233,923

Paul F. Freischlag, Jr..   1999    348,846  279,077         0         --        10,000         466(12)
 Sr. Vice President        1998    161,058  128,846         0         --        40,000       9,403
 Chief Financial Officer   1997        --       --        --          --           --          --
 (11)

Michael J. Hopkins......   1999    322,385  285,354         0         --        25,000      31,264(13)
 President, Pamida         1998    249,077  174,354       197         --             0     189,300
                           1997    224,000  158,200       200         --        40,000     138,338

Michael J. Bettiga......   1999    262,880  184,016         0         --        10,000      29,851(14)
 Sr. Vice President        1998    236,406  165,484       151         --             0     188,922
 Stores/ Retail Health     1997    222,154  156,800       108         --        40,000     132,922
 Operations

Roger J. Chustz.........   1999    252,350  176,645     2,353         --        10,000      29,589(15)
 Sr. Vice President        1998    251,785  176,249        75         --             0     190,491
 GMM/Apparel               1997    243,077  171,500         9         --        40,000     143,044

--------
 (1) Refers to fiscal years ended on the following dates: 1997: January 31, 1998; 1998: January 30, 1999; and 1999: January 29, 2000.
 (2) Represents bonuses earned with respect to the indicated fiscal year pursuant to the Company's Executive Incentive Plan although all or a portion of the bonus may have been paid during the subsequent fiscal year.
 (3) Represents above market interest earned under the Company's Deferred Compensation Plan.
 (4) Does not include options to purchase ProVantage Common Stock granted in 1999 as follows: Mr. Kramer 4,762 shares, Mr. Podany 11,905 shares, Mr. Freischlag 6,666 shares, and Mr. Bettiga 4,500 shares. These options were granted in July, 1999 at ProVantage's initial public offering price of $18.00 per share.
 (5) All Other Compensation for the listed individuals includes one or more of the following: Company-paid portion of individual life insurance policies; 401(k) Company match; Profit Sharing Plan contributions; relocation expenses and tax adjustments in connection therewith.

 (6) Mr. Kramer served as President and CEO of the Company until March, 1999 and as Chairman of the Board until March, 2000.
 (7) All Other Compensation for Mr. Kramer includes the following: Company paid portion of individual life insurance policy: $1,702; 401(k) Company match: $4,207; and Profit Sharing Plan contributions: $86,367.
 (8) Upon his retirement in March, 1999, all of Mr. Kramer's restricted stock fully vested.
 (9) Mr. Podany became President and CEO in March, 1999, and Chairman of the Board in March, 2000.
(10) All Other Compensation for Mr. Podany includes the following: Company paid portion of individual life insurance policy: $174; 401(k) Company match: $5,231; and Profit Sharing Plan contributions: $59,411.
(11) Mr. Freischlag joined the Company in July, 1998.
(12) All other Compensation for Mr. Freischlag consisted of Company paid portion of individual life insurance policy: $174; and relocation expenses of $292.
(13) All Other Compensation for Mr. Hopkins includes the following: Company paid portion of individual life insurance policy: $174; 401(k) Company match: $5,275; and Profit Sharing Plan contributions: $25,815.
(14) All Other Compensation for Mr. Bettiga includes the following: Company paid portion of individual life insurance policy: $174: 401(k) Company match: $4,464; and Profit Sharing Plan contributions: $25,213.
(15) All Other Compensation for Mr. Chustz includes the following: Company paid portion of individual life insurance policy: $174; 401(k) Company match: $5,000; and Profit Sharing Plan contributions: $24,415.

Option Grants Table

   The following table sets forth information about stock option grants during the fiscal year ended January 29, 2000 to the six executive officers named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           Individual Grants
                          ---------------------------------------------------
                                                                              Potential Realizable Value
                             Number of     % of Total                         at Assumed Annual Rates of
                            Securities    Options/SARs                         Stock Price Appreciation
                            Underlying     Granted to  Exercise or                  For Option Term
                           Options/SARs   Employees in Base Price  Expiration ---------------------------
Name                      Granted (#) (1) Fiscal Year   ($/Share)     Date        5%($)        10%($)
----                      --------------- ------------ ----------- ---------- ------------- -------------
Dale P. Kramer..........        4,762(2)        *          18.00     7/12/09         53,906       136,605
William J. Podany.......      100,000          10%         31.00     3/17/09      1,949,570     4,940,602
                               75,000         7.5%       23.3125    11/10/09      1,099,583     2,786,559
                               11,905(2)      2.1%         18.00     7/12/09        134,766       341,513
Paul F. Freischlag, Jr..       10,000           1%       23.3125    11/10/09        146,611       371,541
                                6,666(2)      1.2%         18.00     7/12/09         75,460       191,224
Michael J. Hopkins......       15,000         1.5%        37.625     7/14/09        354,932       899,468
                               10,000           1%       23.3125    11/10/09        146,611       371,541
Michael J. Bettiga......       10,000           1%       23.3125    11/10/09        146,611       371,541
                                4,500(2)        *          18.00     7/12/09         50,940       129,089
Roger J. Chustz.........       10,000           1%       23.3125    11/10/09        146,611       371,541

--------
*  Less than 1%
(1) Forty percent (40%) of Company stock options vest and become exercisable on the second anniversary of the date of grant, with an additional twenty percent (20%) of the options vesting and becoming exercisable on each successive anniversary of the date of grant. All stock options vest immediately upon a "Change of Control", as defined in the Company's stock option plans.

(2) Options to acquire ProVantage Common Stock. The vesting schedule for ProVantage stock options is the same as that for Company stock options.

Option Exercise and Fiscal Year End Value Table

   The following table sets forth information with respect to the six executive officers named in the Summary Compensation Table concerning stock options exercised during the last fiscal year and the number and value of options outstanding on January 29, 2000.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                Number of Securities
                           Shares              Underlying Unexercised     Value of Unexercised In-
                          Acquired             Options/SARs at Fiscal     the-Money Options/SARs at
                             on     Value           Year-End (#)             Fiscal Year-End ($)
                          Exercise Realized ----------------------------- -------------------------
Name                        (#)      ($)    Exercisable Unexercisable (1) Exercisable Unexercisable
----                      -------- -------- ----------- ----------------- ----------- -------------
Dale P. Kramer..........      0        0      280,000          4,762        776,100          0
William J. Podany.......      0        0       88,000        198,905        258,750          0
Paul F. Freischlag, Jr..      0        0            0         56,666              0          0
Michael J. Hopkins......      0        0       34,000         31,000              0          0
Michael J. Bettiga......      0        0       52,240         20,500         91,829          0
Roger J. Chustz.........      0        0       48,000         16,000         75,470          0

--------
(1) Includes options to purchase ProVantage Common Stock as follows: Mr. Kramer 4,762 shares, Mr. Podany 11,905 shares, Mr. Freischlag 6,666 shares, and Mr. Bettiga 4,500 shares.

Indemnification of Directors and Officers

   The Company's Bylaws provide for the indemnification of directors and officers of the Company to the full extent permitted by the Wisconsin Statutes. The Company has entered into agreements to indemnify its directors and certain officers, and may enter into similar agreements to indemnify additional officers, in addition to the indemnification provided for in the Bylaws. These agreements will, among other things, indemnify the Company's directors and certain of its officers to the full extent permitted by the Wisconsin Statutes for any claims, liabilities, damages, judgments, penalties, fines, settlements, disbursements or expenses (including attorneys' fees) incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Severance Agreements

   The Company has entered into change of control severance agreements (the "Severance Agreements") with certain officers of the Company, including those officers identified in the Summary Compensation Table above. The Severance Agreements provide that, if, within two years after a "Change of Control" (as defined below), the Company terminates the individual's employment other than for "Cause" (as defined below) or disability, or the individual terminates the individual's employment for "Good Reason" (as defined below), then the individual will be entitled to a lump-sum cash payment equal to (1) a multiple of one, two or three times the individual's annual base salary, plus (2) a multiple of one, two or three times the individual's average annual bonus for the three fiscal years immediately preceding the date of termination. As of January 29, 2000, the multiple referred to in this paragraph is three for Mr. Podany and two each for Messrs. Freischlag, Hopkins, Bettiga and Chustz. Each individual would also receive his salary through the date of termination and all other amounts owed to the individual at the date of termination under the Company's benefit plans. In addition, under such circumstances, the individual will be entitled to continued health and dental coverage for the individual and the individual's family for a one, two or three year period after the date of termination. The Severance Agreements provide that if certain amounts to be paid thereunder constitute "parachute payments," as defined in Section 280(G) of the Internal Revenue Code of 1986, as amended (the "Code"), the severance benefits owed to the individual may be decreased, but only if the result is to give the individual a larger after-tax benefit than if the payments are not reduced. The individual is permitted to elect the payments to be reduced.

   A "Change of Control" is defined as occurring if (1) any person or group acquires 20 percent or more of the Company's outstanding common stock or voting securities, (2) the incumbent directors cease to constitute at least a majority of the Board of Directors, (3) the shareholders approve a merger, consolidation, liquidation, dissolution or reorganization of the Company, or
(4) the shareholders approve a complete liquidation or dissolution of the Company. For purposes of the Severance Agreements, "Cause" means (a) personal dishonesty by the individual intended to result in his substantial personal enrichment at the expense of the Company, (b) repeated, willful violations by the individual of his obligation to devote reasonable time and efforts to carry out his responsibilities to the Company, or (c) the conviction of the individual of a felony. "Good Reason" as used in the Severance Agreements means (i) any reduction of the individual's authority, responsibilities or compensation (excluding for this purpose specified actions by the Company not taken in bad faith and which are promptly remedied by the Company upon receipt of notice), (ii) any required relocation of the individual to a place of business more than 35 miles from where the individual works at the time of the Change of Control, (iii) any purported termination of the individual other than for Cause, or (iv) any failure of a successor to the Company, by merger or otherwise, to assume the Company's obligations under the Severance Agreements.

   Key executives are eligible for participation in the Company's Supplemental Executive Retirement Plan, ("SERP") which was adopted by the Compensation Committee as of February 1, 1999. This unfunded, non-qualified plan is intended to supplement retirement benefits to eligible officers who retire after attaining age 50 with 10 or more years of service with the Company. The principal objective of the SERP is to provide a competitive level of retirement income in order to attract, retain and motivate key executives selected by the Compensation Committee. The Chief Executive Officer and the other executives named in the Summary Compensation Table above are currently eligible for participation in the SERP. The maximum retirement benefit provided by the SERP is 40% of the executive's final average total compensation, offset by the actuarial equivalent value of employer contributions to qualified and non-qualified plans and certain social security benefits.

Other Compensation

   The Company provides certain personal benefits and other noncash compensation to its executive officers. For the fiscal year ended January 29, 2000, the incremental cost of providing such compensation did not exceed the minimum amounts required to be disclosed under current Securities and Exchange Commission rules for each person named in the Summary Compensation Table.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
                           OF THE BOARD OF DIRECTORS

Executive Compensation Principles

   The Company's Executive Compensation Program is designed to align executive compensation with Company values and objectives, its business strategy and financial performance. In applying these principles, the Compensation and Stock Option Committee (the "Committee") believes the Executive Compensation Program must:

  . Attract and retain key executives critical to the long-term success of the Company by providing compensation levels comparable to those offered by other leading companies in the industry.

  . Reward executives for long-term strategic management and achievement of business objectives.

  . Reward executives for the enhancement of shareholder value.

  . Support a performance oriented environment that rewards achievement of Company goals and Company performance compared to that of the industry.

  . Differentiate compensation amounts according to individual performance.

   The Company's philosophy is to target medium levels of compensation and benefits, with top quartile compensation levels attainable for superior performance.

Executive Compensation Program

   The executive compensation program is comprised of both cash and equity based compensation. The annual compensation consists of base salary and an annual Executive Incentive Plan (the "EIP") payment. The Committee determines the level of base salary for key executive officers. The Committee determines the base salary based on competitive norms. These competitive norms are based on a comprehensive retail study including companies having approximately 2-3 billion dollars in annual sales and not on the more diverse peer retail group used for purposes of the performance graph. This narrower focus is believed to be that most appropriate in fixing salaries. Additionally, the Committee seeks to fix such salaries in the medium range of those companies used for salary survey data. In establishing the base salary levels, the Committee considers:

  . Surveys of external comparable positions.

  . Position matching validating responsibilities, organizational level and title with external comparable positions in the industry.

  . Compensation paid to comparable positions in comparably sized companies based on sales revenues derived from industry surveys.

   Of these three referenced factors, the Committee places the most emphasis on surveys of external comparable positions. The Committee next weighs the compensation paid comparable positions in comparably sized companies. Finally, the Committee validates the information derived from the first two factors by ensuring accurate position matching by evaluation of responsibilities, organizational level and title.

   The Committee also approves the participation of key executives in the EIP. Awards for key executive officers vary based on the Company's achievement of certain financial goals. As with base salary, the EIP is intended to be competitive with bonuses paid by other retail companies having approximately 2-3 billion dollars in annual sales.

   An analysis of the survey group compensation level indicates that, as it relates to base salary, the Company's executives, on an overall average basis, receive compensation comparable to the survey norm. Since the Company has not granted stock options to its executives on an annual basis, the Company believes comparisons of the Company's stock option grants to the survey are not meaningful or appropriate.

   Long-term incentives are currently provided primarily through grants of stock options and restricted stock. Under the Company's 1991 Stock Option Plan, 1995 Stock Option Plan and the 1998 Stock Incentive Plan (the "Stock Option Plans"), the Committee has the discretion to determine, among other things, the individuals to whom stock options are awarded, the number of shares subject to each option, and whether the stock options will be subject to performance criteria. In determining the award of options, the Committee considers the number of outstanding stock options held by each Stock Option Plan participant. This consideration is applied consistently to all Stock Option Plan participants including executive officers and the Chief Executive Officer. The size of stock option grants are based upon competitive practice and position level. Stock option grants align key executive officers' long-range interests with those of the shareholders by providing the key executive officers with the opportunity to build a meaningful stake in the Company. All eligible Stock Option Plan participants were granted stock option awards in the fiscal year ended January 29, 2000. The Company intends to issue additional stock options to all eligible Stock Option Plan participants every two years.

   Restricted stock granted pursuant to the Company's 1993 Restricted Stock Plan is intended to encourage recipients to continue to serve the Company and its shareholders. Although the recipient receives dividends at the same rate as may be granted to owners of unrestricted shares, the restricted stock certificates are not delivered and such shares may not be sold, transferred or pledged until they vest.

   Key executives are eligible for participation in the Company's Supplemental Executive Retirement Plan, ("SERP") which was adopted by the Compensation Committee as of February 1, 1999. This unfunded, non-qualified plan is intended to supplement retirement benefits to eligible officers who retire after attaining age 50 with 10 or more years of service with the Company. The principal objective of the SERP is to provide a competitive level of retirement income in order to attract, retain and motivate key executives selected by the Compensation Committee. The Chief Executive Officer and the other executives named in the Summary Compensation Table above are currently eligible for participation in the SERP. The maximum retirement benefit provided by the SERP is 40% of the executive's final average total compensation, offset by the actuarial equivalent value of employer contributions to qualified and non-qualified plans and certain social security benefits.

   Key executives also participate in the Company's Profit Sharing Plan, which is funded entirely by Company contributions to such Plan. In this regard, key executive officers are treated in the same manner as any other Profit Sharing Plan participant. Committee approval is not required for participation by key executives in the Profit Sharing Plan. Key executive officers may also participate in the Company's 401(k) Plan which is available to any associate meeting minimum length of service and number of hours worked standards. Under the 401(k) Plan, the Company contributes one-half of an associate's personal contribution up to a maximum of 3 percent of the associate's base earnings. Also, key executive officers may elect to defer certain annual compensation. Deferred amounts are accounted for as if invested in various accounts.

   On occasion, the Committee may make adjustments to a particular executive's compensation in any given year based on circumstances unique to such executive. For example, such adjustments may recognize extraordinary efforts on a special project, or the need to compensate special talents or expertise in order to retain a key individual.

   The Committee may also award additional bonus payments to certain executives when it determines that such an award is in the Company's and its shareholders' best interest. For example, on April 29, 1998, the Committee authorized certain retention bonus payments to be paid to key executives in quarterly installments over a two year period, contingent upon such executives' continued employment with the Company ("Retention Bonuses"). These Retention Bonuses are intended to enable the Company to retain its key executives in an industry which has experienced numerous business failures and significant consolidation.

Chief Executive Officer Compensation

   The Committee determined the Chief Executive Officer's compensation for the fiscal year ended January 29, 2000 based upon a number of factors and criteria. The Chief Executive Officer's base salary was established based on: surveys of external comparable positions; position-matching validating responsibilities, organizational level and title with external comparable positions in the industry; compensation paid to comparable positions in comparably sized companies based on sales revenue derived from industry surveys; and Committee review of the Chief Executive Officer's individual performance. Individual performance is evaluated through regular ongoing personal contact with Committee members. As with other executive officer salaries, comparison was based on a comprehensive retail study including companies having approximately 2-3 billion dollars in annual sales, as opposed to the more diverse peer group used in the Performance Graph. It is noted that the base salary awarded falls well within industry norms.

   The EIP award consideration was based on the Company's achievement of certain financial goals which include after tax earnings. For the fiscal year ended January 29, 2000, it was determined that an EIP payment should be awarded to the President/Chief Executive Officer in an amount which was 200 percent of his targeted EIP payment, or 120 percent of his base salary. This determination was made in light of the Company's significantly improved financial performance during the fiscal year.

   In November 1999, the Company awarded nonqualified stock options to the Chief Executive Officer, along with other key employees, as disclosed in the compensation tables. These awards vest over a period of five years, beginning two years after the grant date, and were granted at an exercise price equal to fair market value as of the day of grant. This grant was made pursuant to the Company's intention to grant stock options to key employees on a bi-annual basis.

   In the Compensation Committee's opinion, the total compensation package for the Chief Executive Officer in 1999 appropriately reflects the Company's improved financial performance and the Chief Executive Officer's individual efforts in carrying out his overall responsibility for the Company.

   The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of non-performance based compensation paid to certain executive officers of the Company to the extent it exceeds 1 million dollars per executive. The Committee believes its primary goal is to design compensation strategies that further the best interests of the Company and its shareholders. To the extent they are not inconsistent with that goal, the Committee will attempt where practical to use compensation policies and programs that preserve the deductibility of compensation expenses.

                                          Compensation and Stock Option
                                           Committee

                                          Jack W. Eugster, Chairman
                                          Stephen E. Watson

                               PERFORMANCE GRAPH

   The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years, with the cumulative total return on the Wilshire 5000 Index and the cumulative total return for the S & P Retail Composite Index selected as the Company's peer group. The comparison assumes $100 was invested on February 24, 1995 in the Company's Common Stock and in each of the comparison groups, and assumes reinvestment of dividends.

                           [LINE CHART OF SHOPKO]
                        ShopKo Stores  Wilshire 5000  S&P Retail Composite
                        -------------  -------------  --------------------
Measurement Pt-
2/24/95                     $100.00        $100.00           $100.00
2/23/96                     $127.01        $134.07           $110.38
2/21/97                     $181.55        $163.88           $135.85
1/31/98                     $301.61        $205.59           $187.02
1/30/99                     $372.63        $261.67           $306.56
1/29/00                     $218.16        $298.91           $307.00

                                    ITEM 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors, upon the recommendation of its Audit Committee, has appointed Deloitte & Touche LLP to audit the financial statements of the Company and its subsidiaries for the fiscal year ending February 3, 2001 and is seeking the ratification of their appointment by the shareholders. Shares represented by the accompanying proxy will be voted for ratification unless the proxy indicates to the contrary.

   Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required to Ratify Selection; Board's Recommendation

   Ratification of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending February 3, 2001 requires that the votes cast in favor of ratification exceed the votes cast opposing ratification. The Board recommends a vote FOR such ratification. Proxies solicited by the Board will, unless otherwise directed, be voted in favor of such ratification.

                                    ITEM 3

  APPROVAL OF THE SHOPKO STORES, INC. 2000 EXECUTIVE LONG-TERM INCENTIVE PLAN

   The goals of the ShopKo Stores, Inc. 2000 Executive Long-Term Incentive Plan (the "Incentive Plan") are (i) to attract and retain high quality individuals eligible to participate in the Incentive Plan; (ii) to motivate participants, by means of appropriate incentives, to achieve long-range goals and (iii) to provide total compensation opportunities that are competitive with those of other similar companies. The Board of Directors adopted the Incentive Plan on February 23, 2000, subject to shareholder approval. The following summary of the material features of the Incentive Plan is subject in all respects to the complete text of the Incentive Plan, a copy of which is attached to this Proxy Statement as Appendix A.

   The Board of Directors has approved the Incentive Plan for fiscal year 2000 and subsequent years unless and until terminated by the Company's Compensation and Stock Option Committee ("Compensation Committee"). It is expected that all of the Company's Executive Officers, approximately 13 people, will participate in the Incentive Plan. The Incentive Plan rewards eligible executives with an incentive award if certain long-term performance goals set by the Compensation Committee are met. The Incentive Plan is intended to meet the requirements of
Section 162(m) of the Internal Revenue Code, and the regulations thereunder, so that compensation received will be performance-based compensation excludable from the $1 million limitation on deductible compensation.

   The Incentive Plan establishes a correlation between the long-term incentives awarded to the participants and the Company's performance. The Compensation Committee will periodically fix, during the first ninety days of a performance period, the length of performance periods, the performance criteria to be achieved before any award will be payable, and award levels to be paid to participants upon the Company's attainment of performance criteria. The performance criteria among which the Compensation Committee may select include sales, earnings, earnings per share, pre-tax earnings, return on equity, return on assets, return on enterprise value or asset management. The performance criteria may include or exclude items of an unusual, non-recurring or extraordinary nature including, without limitation, changes in accounting methods, changes in inventory methods, changes in corporate taxation, unusual accounting gains and losses, changes in financial accounting standards, or other extraordinary events causing changes in the Company's performance, all as the Compensation Committee may deem necessary or desirable to accomplish the purposes of the Incentive Plan.

   The Compensation Committee retains the sole discretion to determine the performance periods, the performance objectives to be achieved, award levels and the measure of whether and to what extent such objectives have been met. Performance periods, performance criteria and the award levels granted for achieving the goals may vary from performance period to performance period, and may be amended from time to time by the Compensation Committee, if the Committee determines such a change is necessary to maintain the motivational impact of the Incentive Plan, provided that such adjustments shall not result in any Participant receiving a greater amount than the Participant would have receieved if the adjustment had not been made.

   If and to the extent the performance criteria set by the Compensation Committee are achieved during a performance period, an award will be made to each participant. The award will be in an amount between zero and 120% of the participant's then-current annual base salary. Awards can be paid in the Company's common stock ("Common Stock"), cash, or a combination thereof, as determined in the sole discretion of the Compensation Committee.

   Subject to the Compensation Committee's authority to make adjustments in the event of certain corporate transactions, the aggregate number of shares of Common Stock which may be issued under the Incentive Plan is 300,000 shares. No award to a participant for any single performance period shall exceed $3,000,000.

   At its February, 2000 and April, 2000 meetings, the Compensation Committee established performance criteria and award levels for the two and four fiscal year periods commencing January 30, 2000, subject to shareholder approval. If shareholder approval is not obtained, no awards will be made under the Plan. For both the two and four year periods, the performance criteria will be cumulative net operating profit, on an after tax basis, and a ratio known as "NOREAV", which is calculated by dividing the Company's net operating profit by the Company's average enterprise value (debt plus shareholder equity minus minority interest). Each of these criteria will be weighted equally in determining the amount of the participants' awards.

   The Compensation Committee has determined threshold, midppoint and high performance goals for cumulative net operating profit and NOREAV for the two and four year periods commencing January 30, 2000/1/. Each participant's award level will depend on the Company's performance level, the participant's current base salary and a predetermined percentage. For example, if the threshold performance goal is achieved for a performance period, Mr. Podany would be eligible to receive an award of 30% of his then-current base salary. If the midpoint performance goal is achieved for a performance period, Mr. Podany would be eligible to receive an award of 60% of his then-current base salary. If the high performance goal is achieved, Mr. Podany would be eligible to receive an award equal to 120% of his then-curent base salary. The percentage of base salary to be paid to the other executives named above in the Summary Compensation Table upon achievenment of threshold, midpoint and high performance goals, respectively are as follows: Mr. Hopkins: 25%, 50%, 100%; Mr. Freischlag: 20%, 40%, 80%; and Messrs. Bettiga and Chustz: 17.5%, 35% and 70%. If the Company's performance level is less than the threshold level, participants would not receive an award. If the Company's performance falls between the performance goals established by the Compensation Committee, the Incentive Plan provides that the award will be determined by interpolation, except that no awards will be made for any performance period in which the threshold performance level is not achieved.
--------
   /1/Because the Committee believes that operating profit and NOREAV targets represent confidential business information, the disclosure of which would adversely affect the Company, the Committee has determined it is in the best interest of the Company not to publish such information.

   Subject to the restrictions described above, the Incentive Plan may be terminated or amended at any time by the Board of Directors of the Company. The Board of Directors may not, without approval of the shareholders of the Company, increase the number of shares of Common Stock which may be delivered pursuant to awards granted under the Incentive Plan, except for increases resulting from certain corporate transactions involving the Company.

Vote Required to Approve the Incentive Plan; Board's Recommendation

   Approval of the Incentive Plan requires that the votes cast to approve the Incentive Plan exceed the votes cast opposing the approval of the Incentive Plan. The Board recommends a vote FOR such approval. Proxies solicited by the Board will, unless otherwise directed, be voted in favor of such ratification.

               PROPOSALS OF SHAREHOLDERS FOR 2001 ANNUAL MEETING

   Nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2001 Annual Meeting and any other shareholder proposed business to be brought before the 2001 Annual Meeting must be submitted to the Company not later than January 24, 2001. Such shareholder proposed nominations and other shareholder proposed business must be made in accordance with the Company's By-Laws which provide, among other things, that shareholder proposed nominations and shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 2001 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, 700 Pilgrim Way, P.O. Box 19060, Green Bay, Wisconsin 54307-9060 on or before December 18, 2000. Proposals should be directed to Mr. Richard D. Schepp, Senior Vice President, General Counsel and Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                                 OTHER MATTERS

   Other Proposed Action. The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matter other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion.

   Cost of Solicitation. The cost of soliciting proxies will be borne by the Company. Arrangements will be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and the Company will reimburse them for their expenses. In addition to solicitation by mail, certain officers and directors of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies by telephone, telecopy and personally.

                                          By Order of the Board of Directors

                                          Richard D. Schepp
                                          Secretary

Dated: April 17, 2000

                                                                     APPENDIX A

                              SHOPKO STORES, INC.
                    2000 EXECUTIVE LONG TERM INCENTIVE PLAN

   1. Purpose. ShopKo Stores, Inc. established the 2000 Executive Long Term Incentive Plan (i) to attract and retain high quality individuals eligible to participate in the Plan; (ii) to motivate Participants, by means of appropriate incentives, to achieve long-range goals and (iii) to provide total compensation opportunities that are competitive with those of other similar companies.

   2. Definitions. As used in the Plan, the following terms have the meanings indicated:

     (a) "Award Table" means a table similar in type to Exhibit A, with changes necessary to adapt to the Performance Goals selected by the Committee for each Performance Period and to display other objective factors necessary to determine the amount, if any, of the award for the Performance Period.

     (b) "Board" means the Board of Directors of the Company.

     (c) "Change of Control" means the occurrence of any event defined as a "Change of Control" pursuant to the terms of the Company's 1998 Stock Incentive Plan.

     (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (e) "Committee" means the Compensation & Stock Option Committee of the
  Board.

     (f) "Company" means ShopKo Stores, Inc. and its subsidiaries, including subsidiaries of subsidiaries and partnerships and other ventures in which the Company or any subsidiary has a significant equity interest, as determined in the sole discretion of the Committee.

     (g) "Disability" means a condition rendering a Participant unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of more than 120 days.

     (h) "Eligible Employee" means any employee of the Company or a Related Company.

     (i) "Fair Market Value" of a share of Stock means:

       (i) If the Stock is at the time listed or admitted to trading on any stock exchange, then the "Fair Market Value" shall be the average of the closing sale prices of a share of Stock on the principal exchange on which the Stock is then listed or admitted to trading for the thirty
    (30) trading day period ending with the last trading day prior to the date on which the determination is being made.

       (ii) If the Stock is not at the time listed or admitted to trading on a stock exchange, the "Fair Market Value" shall be the average of the lowest reported bid price and highest reported asked price of the Stock in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Stock in such market, for the thirty (30) trading day period ending with the last trading day prior to the date on which the determination is being made.

       (iii) If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the "Fair Market Value" shall be as determined in good faith by the Committee.

     (j) "Good Standing" means a Participant who is a current employee of the Company and who is not in the written warning stage or a final warning stage of the Company's formal disciplinary process.

     (k) "Participant" means any Eligible Employee of the Company designated by the Committee to participate in the Plan.

     (l) "Performance Goal" means one or more measurable objectives, as determined by the Committee, such as sales, earnings, earnings per share, pre-tax earnings, return on equity, return on assets, return on enterprise value or asset management, to measure the performance of the Company for the purpose of determining whether, and to what extent, an award will be payable under the Plan for the Performance Period. Performance Goals need not be the same for all Participants and may be established separately for the Company as a whole or for its various groups, divisions, subsidiaries and affiliates, all as the Committee may determine, in its discretion.

     (m) "Performance Period" means a period of time fixed by the Committee within which the Company's performance will be measured to determine whether awards shall be paid.

     (n) "Plan" means the ShopKo Stores, Inc. 2000 Executive Long-Term Incentive Plan.

     (o) "Related Company" means any corporation, joint venture, limited liability company, or other business entity in which the Company has a significant direct or indirect equity interest as determined by the Committee in its sole discretion.

     (p) "Retirement" or "Retires" means the termination of employment of a Participant on or after attaining age 55 with at least 10 years of service with the Company or a Related Company, or due to early retirement with the consent of the Committee.

     (q) "Salary" means a Participant's base salary at the time of measurement, determined in accordance with principles employed for reporting salary to the Company's shareholders in the annual Proxy Statement.

     (r) "Stock" means shares of common stock of the Company.

   3. Participation. Plan Participants shall be selected by the Committee, upon the recommendation of senior management. A person who first becomes a Participant after the commencement of a Performance Period shall be eligible to receive a pro rata award, based on the number of full weeks remaining in the Performance Period after he or she becomes a Participant. If a Participant transfers to another position which entitles the Participant to a higher or lower award payout level, the Participants' award will be prorated at the end of the Performance Period based upon the number of weeks the Participant held each position. An Eligible Employee who has been granted or made eligible for an award under the Plan may be granted or made eligible for additional awards under the Plan if the Committee shall so determine.

   4. Determination of Awards.

     (a) During the first ninety (90) days of each Performance Period, the Committee will complete and adopt an Award Table. The Award Table will fix the objective components for determining whether awards will be paid, and the percentage of Participants' Salary for which Participants will qualify if the Company achieves threshold, target and high performance goal levels. If the Company's actual performance level falls between the Performance Goals set forth in the Award Table, the amount of the award will be determined by interpolation. The Committee may adjust the Performance Goals from time to time during a Performance Period if the Committee determines such a change is necessary to maintain the motivational impact of the Plan, provided that any such adjustments shall not result in any Participant receiving a greater amount than the Participant would have received if the Performance Goals had not been adjusted.

     (b) Before any award may be paid for a Performance Period, the Committee shall certify that the Performance Goals and other requirements of the Plan have been satisfied for the Performance Period and establish the amount of the awards. No payments shall be made unless and until the Committee makes this certification.

     (c) Even though the Performance Goals have been met:

       (i) no award to a Participant with respect to a Performance Period shall exceed $3,000,000; and

       (ii) the Committee expressly reserves the right to reduce or eliminate entirely any award if it determines it is in the best interests of the Company to do so. Such determination shall be conclusive and binding.

   5. Payment of Awards.

     (a) If the Committee has made the certification required pursuant to
  Section 4(b), subject to the provisions of Section 4(c), awards shall be payable not later than 90 days following the last day of the Performance Period for which they are computed. Notwithstanding the foregoing, a Participant may defer receipt of an award by filing a timely election pursuant to the Company's Deferred Compensation Plan. Whenever the Company proposes to distribute Stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such stock or, in the discretion of the Committee, the Company may withhold from the stock to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements. All awards under the Plan are subject to federal, state and local income and payroll tax withholding in accordance with applicable law.

     (b) A Participant shall receive no award for a Performance Period if the Participant is not in Good Standing on the last day of the Performance Period or the Participant's employment with the Company terminates prior to the last day of the Performance Period for any reason other than death, Disability or Retirement. A Participant who terminates employment due to the Participant's death, Disability or Retirement shall be eligible to receive a pro rata award, if an award is otherwise payable hereunder, based on the number of full months elapsed in the Performance Period ending with the date the event occurred. A Participant shall not forfeit an award if the Participant's employment terminates after the end of the applicable Performance Period, but prior to the distribution of the award for such year.

     (c) If a Participant dies and is subsequently entitled to receive an award under the Plan, the award shall be paid to the Participant's estate.

     (d) Payment amounts may be paid in shares of Stock or cash, or in any combination thereof as determined by the Committee, subject to the limitations set forth in Section 6 below. The value of a share of Stock used for this purpose shall be the Fair Market Value of the Stock calculated as of the last day of the applicable Performance Period. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock granted pursuant to the Plan as the Committee determines to be desirable.

   6. Shares of Stock Subject to Plan.

     (a) Subject to Subsection 6(b) hereof, the maximum number shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be Three Hundred Thousand (300,000) shares.

     (b) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust awards or this Plan to preserve the benefits or potential benefits of the awards. Action by the Committee may include adjustment of: (i) the number and kind of shares of Stock which may be delivered under the Plan; and (ii) the Performance Goals subject to outstanding awards; as well as any other adjustments that the Committee determines to be equitable.

   7. Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

     (a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

     (b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

   8. Administration. The Plan shall be administered by the Committee. The Committee may adopt rules and regulations for carrying out the Plan, and the Committee may take such actions as it deems appropriate to ensure that the Plan is administered in the best interests of the Company. The Committee has the authority to construe and interpret the Plan, resolve any ambiguities, and make determinations with respect to the eligibility for or amount of any award. The interpretation, construction and administration of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

   9. Rights. Participation in the Plan and the right to receive awards under the Plan shall not give a Participant any proprietary interest in the Company or any of its assets. Nothing contained in the Plan shall be constituted as a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person. A Participant shall for all purposes be a general creditor of the Company. The interests of a Participant cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of a Participant's creditors. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company, or shall interfere with or restrict in any way the right of the Company to discharge any at-will employee, including Participants, at any time for any reason whatsoever, with or without cause.

   10. Impact of Change of Control. Subject to the provisions of Subsection 6(b) (relating to the adjustment of shares), upon the occurrence of a Change of Control, all Performance Periods shall terminate as of the close of the fiscal year prior to the year in which the Change of Control occurs and each Participant in the employ of the Company immediately prior to the Change of Control shall be entitled to a prorated portion of any award determined based on attainment of the Performance Goals for the shortened period. The Committee will determine if and to what extent the Performance Goals have been met as of the close of the applicable fiscal year.

   11. Effective Date. The Plan shall be effective as of January 30, 2000, contingent on approval of the Plan by the shareholders of the Company at the Company's 2000 annual meeting of its shareholders. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect for the duration of any Performance Periods established by the Committee.

   12. Successors. The Plan shall be binding on the Participants and their personal representatives. Subject to Section 10 above, if the Company becomes a party to any merger, consolidation, reorganization or other corporate transaction, the Plan shall remain in full force and effect as an obligation of the Company or its successor in interest.

   13. Amendment and Termination. The Board may, at any time, amend or terminate the Plan; provided, however, that (a) without further approval of the shareholders of the Company, no amendment shall increase the number of shares of Stock which may be delivered pursuant to awards hereunder, except for increases resulting from Subsection 6(b) (relating to the adjustment of shares);

and (b) adjustments to Performance Goals shall not result in any Participant receiving a greater amount than the Participant would have received if the Performance Goals had not been adjusted.

   14. Interpretation. If any provision of the Plan would cause the Plan to fail to meet the Code Section 162(m) requirements for performance-based compensation, then that provision of the Plan shall be void and of no effect.

   15. Governing Law. The Plan shall be construed, administered and governed in all respects under and by the applicable laws of the State of Wisconsin, without giving effect to its conflicts of law provisions.

                                   EXHIBIT A

                                  AWARD TABLE
   PERFORMANCE PERIOD FROM                      THROUGH

                                              Threshold   Midpoint      High
                                             Performance Performance Performance
                                              Level (A)   Level (B)   Level (C)
                                                   % of        % of        % of
      Title                                    Salary      Salary      Salary
      -----                                  ----------- ----------- -----------
      Chairman, President, CEO..............       %           %           %
      Executive Vice President..............       %           %           %
      Division Presidents...................       %           %           %
      Chief Financial Officer...............       %           %           %
      Senior Vice Presidents................       %           %           %

   During the first 90 days of each Performance Period, the Committee shall set the Performance Goals using the following process:

     1. Specify objective performance criteria to be used as the Performance Goals for the Performance Period (i.e., such as sales, earnings, earnings per share, pretax earnings, return on equity, return on assets, return on enterprise value or asset management, which may be used singularly or in combination, as the Committee determines), to measure the performance of the Company for the purpose of determining whether an award will be payable under the Plan for the Performance Period.

     2. Fix the Threshold Performance Goal below which no award is payable, and the threshold percentage of Salary for each level of Participants. (A)

     3. Fix the Midpoint Performance Goal and target percentage of Salary for each level of Participants. (B)

     4. Fix the High Performance Goal which results in maximum permitted award and the maximum percentage of Salary for each level of Participants.
  (C)

     5. If the result achieved for the Performance Period is less or greater than the goal specified in B, but greater than the goal specified in A, the percentage award payable will be determined by interpolating, as provided in the Plan, between A and B and B and C, as the case may be, with C being the maximum.

--------------------------------------------------------------------------------

                                                          ----------------------
                                                           COMPANY #
                                                           CONTROL #
                                                          ----------------------



                             . Please detach here .
-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
            Share Amounts

____                                                                        ____
|                                                                              |
|                                                                              |

         The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of directors:

   Jack W. Eugster Stephen E. Watson

   [_] Vote FOR all            [_] Vote WITHHELD
       nominees                    from all nominees

(Instructions: To withhold authority to vote     --------------------------
for any indicated nominee, write                 |                        |
the number(s) of the nominee(s) in the           |                        |
box provided to the right.)                      --------------------------

2. Proposal to ratify appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending February 3, 2001

   [_] For             [_] Against             [_] Abstain

3. Proposal to approve Shopko Stores, Inc. 2000 Executive Long-Term Incentive
   Plan

   [_] For             [_] Against             [_] Abstain

4. In their discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED,     Date _________________________, 2000
IF NO CHOICE IS SPECIFIED, PROXIES                (Month)        (Day)
WILL BE VOTED FOR ALL ITEMS.

Address Change? Mark Box [_]          -----------------------------------------
Indicate changes below:                       Signature of Shareholder

                                      -----------------------------------------
                                       (if there are co-owners both must sign)

---------------------------------     The signature(s) should be exactly as
                                      the name(s) appear printed to the left.
 Address Area
                                      If a corporation, please sign the
                                      corporation name in full by a duly
                                      authorized officer and indicate the
                                      office of the signer. When signing as
                                      executor, administrator, fiduciary,
                                      attorney, trustee or guardian, or as
                                      custodian for a minor, please give full
                                      title as such. When signing pursuant to
                                      a power of attorney, please attach
                                      photocopy. If a partnership, sign in the partnership name by authorized person.

                                      [_] PLEASE CHECK BOX IF YOU ARE
                                          ATTENDING THE ANNUAL MEETING IN
                                          PERSON. NUMBER OF
---------------------------------         SHAREHOLDERS ATTENDING: ____

      --------------------------------------------------------------------

|       Proxy #               Account #               Issue or Issuer #        |
|____                                                                      ____|
      --------------------------------------------------------------------

--------------------------------------------------------------------------------


                                                  SHOPKO STORES, INC.

                                          2000 ANNUAL MEETING OF SHAREHOLDERS

                                                Wednesday, May 24, 2000
                                                      10:00 a.m.

                                                     Radisson Inn
                                                    2040 Airport Dr
                                                 Green Bay, Wisconsin

                                                        Agenda
                                        . Elect two directors to serve for
                                          three year terms.
                                        . Ratify the appointment of Deloitte &
                                          Touche LLP to audit the financial
                                          statements of the Company for the
                                          fiscal year ending February 3, 2001.
                                        . Approve the Shopko Stores, Inc. 2000
                                          Executive Long-Term Incentive Plan.
                                        . Transact such other business as may
                                          properly come before the meeting.



-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
 [SHOPKO LOGO] Shopko Stores, Inc.
               700 Pilgrim Way, Green Bay, Wisconsin 54307                 proxy
--------------------------------------------------------------------------------

This proxy is solicited on behalf of the Board of Directors of the Company.

The undersigned hereby appoints Richard D. Schepp and William J. Podany as the undersigned's agent and proxy, with power of substitution to vote as the undersigned's proxy in accordance with the specifications appearing below, and, in their discretion, upon all other matters that may properly come before the Annual Meeting of Shareholders of ShopKo Stores, Inc., a Wisconsin corporation, to be held on Wednesday, May 24, 2000 at 10:00 a.m., local time, or any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if the undersigned were personally present at said meeting, and hereby revoking all former proxies. The undersigned hereby acknowledges receipt of the Proxy Statement for the meeting.

This Proxy will be voted as directed, if no choice is specified, proxies will be voted for all items.


                      See reverse for voting instructions.

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